Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 14, 2009, with respect to the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph related to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective March 1, 2007), financial statement schedule and internal control over financial reporting included in the Annual Report of Audiovox Corporation and subsidiaries on Form 10-K, for the year ended February 28, 2009 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports.

Melville, New York
October 13, 2009